CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2014 with respect to the consolidated financial statements for the year ended December 31, 2013, included in the Amendment No. 2 to the Registration Statement (Form S-1 No. 333-193976) incorporated by reference in this Registration Statement (Form S-1MEF) of Enerjex Resources, Inc. We consent to the inclusion in the Amendment No. 2 to Registration Statement (Form S-1 No. 333-193976) incorporated by reference in this Registration Statement (Form S-1MEF) of the aforementioned report, and to the use of our name as it appears under the caption "Expert."

/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
Certified Public Accountants

Leawood, Kansas

Date: June 16, 2014